Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
ONSTREAM MEDIA CORPORATION

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS
OF
SERIES A-12 PREFERRED STOCK

The undersigned Chief Executive Officer of Onstream Media Company, (the "Company"), a company organized and existing under the laws of the State of Florida bearing Document Number P93000035279, certifies that pursuant to the authority contained in the Company’s Articles of Incorporation, and in accordance with the provisions of the resolution creating a series of the class of the Company’s authorized preferred stock designated as Series A-12 Preferred Stock:

FIRST:              The Articles of Incorporation of the Company authorize the issuance of 75,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock") and 5,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock") and further, authorizes the Board of Directors of the Company, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

SECOND:         By unanimous written consent of the Board of Directors of the Company dated December 31, 2008, the Board of Directors designated one hundred thousand (100,000) shares of the Preferred Stock as Series A-12 Preferred Stock and authorized the issuance of the Series A-12 Preferred Stock at a price of $10.00 per share (the "Purchase Price").  The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series A-12 Preferred Stock shall be as hereinafter described.

Accordingly, Article IV of the Articles of Incorporation of this Company is amended to include the following:

SERIES A-12 PREFERRED STOCK

1)            DESIGNATION AND NUMBER OF SHARES.  One hundred thousand (100,000) shares of preferred stock (the "Shares") are hereby designated as Series A-12 Preferred Stock (the "Series A-12 Preferred Stock").

2)            RANKING.  Subject to clauses (b) and (c) of Section 3 herein, the Series A-12 Preferred Stock shall rank senior to the Common Stock of the Company and all other Preferred Stock of the Company and, as applicable, junior to or on a parity with such Preferred Stock of the Company the terms of which expressly provide that such Preferred Stock will rank senior to or on a parity with Series A-12 Preferred Stock.

3)            LIQUIDATION.

a)           Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series A-12 Preferred Stock shall be entitled to receive, immediately after any distributions required by the Company's Articles of Incorporation and any Articles(s) of designation, powers, preferences and rights in respect of any securities of the Company having priority over the Series A-12 Preferred Stock with respect to the distribution of the assets of the Company upon Liquidation, and before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart with respect to any securities of the Company over which the Series A-12 Preferred Stock has priority with respect to the distribution of the assets of the Company upon Liquidation ("Junior Securities"), an amount in cash with respect to each share of Series A-12 Preferred Stock held by such holders, equal to the Purchase Price per share (subject to adjustment, if any, as set forth in Section 6 herein). If, upon such Liquidation, the assets of the Company available for distribution to the holders of Series A-12 Preferred Stock and any securities of the Company having equal priority with the Series A-12 Preferred Stock with respect to the distribution of the assets of the Company upon Liquidation ("Parity Securities") shall be insufficient to permit payment in full to the holders of the Series A-12 Preferred Stock and Parity Securities, then the entire assets and funds of the Company legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A-12 Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A-12 Preferred Stock and of such Parity Securities, if any.

b)           Upon the completion of the distributions required by paragraph (a) of this Section 3, if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Articles of Incorporation and any applicable Articles(s) of designation, powers, preferences and rights.

c)           For purposes of this Section 3, a merger or consolidation or a sale or lease of all or substantially all of the assets of the Company shall be considered a Liquidation except in the event that in such a transaction, the holders of the Series A-12 Preferred Stock shall be entitled to receive, in preference to the holders of the Junior Securities, the greater of: (i) a per share amount equal to the Purchase Price for the Series A-12 Preferred Stock, and (ii) such amount per share that would have been payable if each share of Series A-12 Preferred Stock had been converted to Common Stock immediately prior to such liquidation.

4)            DIVIDENDS.  The holders of Shares of Series A-12 Preferred Stock shall be entitled to receive a dividend calculated at a rate of 8% of the Purchase Price computed on the basis of a year of 360 days through December 31, 2009 (one year).  The dividend shall be paid in full within ten (10) days of the closing date for the purchase and sale of the Series A-12 Preferred Stock.  Dividends will be paid in shares of the Company’s restricted Common Stock based on the average closing bid of the Company’s Common Stock for the five trading days immediately preceding the closing date for the purchase and sale of the Series A-12 Preferred Stock and will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

5)            CONVERSION RIGHTS.  Each holder of record of shares of the Series A-12 Preferred Stock shall have the right to convert all or any part of such holder's share of Series A-12 Preferred Stock into Common Stock as follows:

a)            Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A-12 Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series A-12 Preferred Stock into fully paid and nonassessable shares of Common Stock determined by dividing (1) the aggregate Purchase Price of such shares of Series A-12 Preferred Stock by (2) the Conversion Price (as defined in Section (5)(c) below) in effect on the Conversion Date (as defined in Section 5(d) below) upon the terms hereinafter set forth.

b)           Mandatory Conversion. Each outstanding share of Series A-12 Preferred Stock shall be automatically converted into fully paid and nonassessable shares of the Company’s Common Stock at the Conversion Price then in effect on December 31, 2009 (one year).

c)            Conversion Price.  Each share of the Series A-12 Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock of the Company equal to the Purchase Price divided by the conversion price in effect at the time of conversion (the "Conversion Price"), determined as hereinafter provided.  The Conversion Price shall initially be $1.00 per share of Common Stock. The number of shares of Common Stock into which each share of Preferred Stock is convertible is herein referred to as the "Conversion Rate."

d)            Mechanics of Conversion.

i)           Before any holder of Series A-12 Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A-12 Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert  the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A-12 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in Section 5(b) as the case may be, and such date is referred to herein as the "Optional Conversion Date."

ii)           In the case of a mandatory conversion pursuant to Section 4(b), the Company shall give written notice (the "Mandatory Conversion Notice") to all holders of the Series A-12 Preferred Stock of its intention to require the conversion of the shares of Series A-12 Preferred Stock identified therein. The Mandatory Conversion Notice shall set forth the number of Series A-12 Preferred Stock being converted, the date on which such conversion shall be effective (the "Mandatory Conversion Date"), and shall be given no earlier than 30 days prior to the Mandatory Conversion Date. The Mandatory Conversion Notice shall be delivered to each holder at the address as it appears on the stock transfer books of the Company. In order to receive the shares of Common Stock into which the Series A-12 Preferred Stock is convertible pursuant to this Section 5(d)(ii), each holder of the Series A-12 Preferred Stock shall surrender to the Company at the place designated in the Mandatory Conversion Notice the certificate(s) representing the number of shares of Series A-12 Preferred Stock specified in the Mandatory Conversion Notice. Upon the Mandatory Conversion Date, such converted Series A-12 Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holder with respect to such shares shall immediately terminate, except the right to receive the shares of Common Stock into which the Series A-12 Preferred Stock is convertible pursuant to this Section 5(d)(ii).

iii)        All Common Stock which may be issued upon conversion of the Series A-12 Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series A-12 Preferred Stock are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series A-12 Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series A-12 Preferred Stock at the then effective Conversion Rate.  Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series A-12 Preferred Stock shall be proportionately increased.

e)             Conversion Price Adjustments. The Conversion Price shall be subject to the adjustment provisions of Section 6 below.

6)            ANTI DILUTION PROVISIONS.  The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series A-12 Preferred Stock shall be subject to adjustment from time to time, upon the happening of the following events:

a)            Consolidation, Merger or Sale. If any consolidation or merger of the Company with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A-12 Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A-12 Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Company will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A-12 Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Company hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.

b)            Common Stock Dividends, Subdivisions, Combinations, etc. In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

c)            Notice of Adjustment. Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Conversion Price and adjusted number of Conversion Shares issuable upon exercise of each share of Series A-12 Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Holders at their last addresses appearing in the Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

d)            Receipt of Securities Other than Common Stock. In the event that at any time, as a result of an adjustment made pursuant to Section 6(b) above, the holders of the Series A-12 Preferred Stock thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series A-12 Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Sections 6(a) and (b).

e)            Adjustment of Conversion Shares.  Whenever the Conversion Price is adjusted pursuant to Sections 6(b) and (d), the number of Conversion Shares issuable upon conversion of the Series A-12 Preferred Stock shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of the Series A-12 Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

7)            REDEMPTION.

a)            Redemption of Additional Shares by Series A-12 Preferred Shareholders.  Commencing six (6) months after the closing of the offering of the Series A-12 Preferred Stock, holders of shares of the Series A-12 Preferred Stock may demand that the Company redeem outstanding shares of the Series A-12 Preferred Stock purchased as Additional Shares (as that term is defined in a subscription agreement between the Company and the holder) and as set forth in this Section 7.

b)            Redemption Price.  The redemption price of the Additional Shares of Series A-12 Preferred Stock shall be an amount per share equal to $10.00 (the "Redemption Price").

c)            Notice of Redemption.  Except as otherwise provided herein, a holder desiring to have Additional Shares redeemed shall surrender his or her certificate(s) representing such Additional Shares and provide the Company with not less than thirty (30) days prior written notice of such demand for redemption.  Such notice shall include the date for redemption (“Redemption Date”) and the number of Additional Shares of Series A-12 Preferred Stock held by such holder to be redeemed (the “Notice of Redemption”).

d)            Limitations on Redemption.  The Redemption Price shall be payable quarterly and without interest out of funds legally available therefore.  Redemption payments shall continue quarterly thereafter, to the extent of legally available funds until the Redemption Price is paid in full.  If the funds of the Company legally available for redemption of Additional Shares of Series A-12 Preferred Stock on any applicable Redemption Date are insufficient to redeem the total number of Series A-12 Preferred Stock called for redemption, those funds which are available shall be used to redeem the maximum possible number of Additional Shares of Series A-12 Preferred Stock called for redemption pro rata among the holders of the Additional Shares of Series A-12 Preferred Stock.  At any time after redemption that additional funds of the Company become available for the redemption of Additional Shares of Series A-12 Preferred Stock, such funds shall immediately be used to redeem any Additional Shares of Series A-12 Preferred Stock called for redemption pro rata among the holders of the Additional Shares of Series A-12 Preferred Stock.

e)            Termination of Rights.  All rights with respect to Series A-12 Preferred Stock called for redemption shall cease and terminate on the Redemption Date, except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates and delivery of Notice of Redemption as set forth in this Section 7.  All Additional Shares of Series A-12 Preferred Stock which are in any manner redeemed or acquired by the Company shall be retired and canceled and none of such shares shall be reissued.

8)            VOTING RIGHTS. Except as expressly required by applicable law, the holders of Series A-12 Preferred Stock shall not be entitled to vote on any matters as to which holders of Common Stock or any future issued shares of capital stock of the Company shall be entitled to vote. Without limiting the provisions set forth in the preceding sentence, the holders of Series A-12 Preferred Stock shall vote separately as a class on all matters and proposals which may, as determined by the Board of Directors, adversely alter, reduce or affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of any of the Series A-12 Preferred Stock, or increase or decrease the number of authorized shares of Series A-12 Preferred Stock.

9)            COVENANTS OF THE COMPANY. The Company covenants and agrees that, so long as the Shares are outstanding, it will perform the obligations set forth in this Section 9:

a)            Taxes and Levies. The Company will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested.

b)            Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company.

c)            Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business.

d)            Insurance. The Company will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations.

e)            Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP.

f)             Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the holders of Series A-12 Preferred Stock in the event the Company shall:

i)            undergo any reorganization, merger, liquidation, dissolution, winding up or consolidation;

ii)           declare any split of its outstanding shares of capital stock, declare or make any dividend or distribution, or subdivide, reclassify or combine any of its outstanding shares of capital stock;

iii)          apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

iv)          in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property; or

v)           permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief.

10)          Reservation of Shares.  The Company shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A-12 Preferred Stock and payment of dividends pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A-12 Preferred Stock and payment of dividends pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A-12 Preferred Stock or payment of dividends, the Company shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

11)          Miscellaneous.

a)           There is no sinking fund with respect to the Series A-12 Preferred Stock.

b)           The shares of the Series A-12 Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Articles of Incorporation of the Company.

THIRD:            The foregoing Amendment was adopted by the Board of Directors of the Company acting by written consent dated December 31, 2008 pursuant to Sections 607.0821 and 607.0602 of the Florida Business Company Act.  Shareholder consent was not required to effectuate this Amendment; therefore, the number of votes cast for this Amendment to the Company's Articles of Incorporation was sufficient for approval.

The Company has caused this Amendment to its Articles of Incorporation to be executed by its duly authorized officer this January 7th, 2009.

ONSTREAM MEDIA CORPORATION

/s/ Randy S. Selman
Randy S. Selman
Chief Executive Officer